Empire Global Corp. (emgl.pk) is pleased to announce today that it has entered into an agreement to acquire Avontrust Global Pte. Ltd. in Singapore ("AVT") a provider of various applications on Facebook and other social media platforms. The acquisition, which is expected to close on January 6, 2012 will result in AVT becoming a wholly owned operating subsidiary of Empire.

AVT develops and has acquired a series of social networking entertainment applications on Facebook with approximately 7 million installed users. According to Google Analytics, AVT applications are employed by users represented in over 200 countries in approximately 134 languages and in more then 13,598 different cities.

AVT's current Facebook suite of captivating applications and products range from games, quizzes and social commerce storefronts appealing to all ages and demographics. AVT aims to tap this user base to virally promote innovative new applications it will be producing internally and with its business partners to become a leader in gaming and social commerce applications.

Empires' objective is to be on the leading edge of a multi-billion dollar social media technology industry by becoming one of the first publicly listed companies fully integrated, as a company using all possible social media tools to engage our consumers, suppliers and shareholders. Our plan to be innovative, unique and ahead of our competitors is to remain nimble and effective and offer the highest degree of shareholder interaction, commentary and suggestion to help develop our product and service lines to meet the demands for these services through such direct interaction immediately and cost effectively.

In short, through feedback from our shareholders and the social media population, produce and launch applications that people demand and want right away.

Additional information can be found on our website at http://www.avontrust.com

Safe Harbor Forward-Looking Statements

Some statements set forth in this press release regarding Empire's acquisition of AVT and the expected impact of the acquisition on Empire's strategic and operational plans, contain forward-looking statements that are subject to change. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the effect of the announcement of the acquisition on Empire's and AVT's strategic relationships, operating results and business generally, including the ability to retain key employees; Empire's ability to successfully integrate AVT's operations and employees; the timing of the completion of the acquisition; general economic conditions; and other factors described in Empire's SEC filings (including Empire's Annual Report on Form 10-K for the year ended December 31,
2010). If any of these risks or uncertainties materializes, the potential benefits of the acquisition may not be realized, Empire's and/or AVT's operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. These forward-looking statements speak only as of the date of this press release. Empire assumes no obligation to update these forward-looking statements.

Contacts:

Michael Ciavarella, B.Sc.                Lydia Kwek
Chairman of the Board                    Director
empireglobal@gmail.com                   finance@avontrust.com